Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Beneficial Mutual Bancorp, Inc., a federally chartered corporation (the “Company”), and Beneficial Mutual Savings Bank, a Pennsylvania chartered savings bank (the “Bank”) (the Bank and the Company are hereinafter referred to collectively as “Employer”), and Joseph F. Conners (“Employee”).

WHEREAS, Employee’s employment with and service to Employer shall end effective March 31, 2010 (“Separation Date”); and

WHEREAS, Employer and Employee desire to resolve any and all matters, claims, controversies, disputes, or grievances relating to Employee’s employment or separation from employment with Employer;

NOW, THEREFORE, in consideration of the mutual promises and commitments made herein, and intending to be legally bound hereby, Employer and Employee agree as follows:

1.            Employee acknowledges and agrees he has received all compensation and other benefits to which he is entitled through the Separation Date, including without limitation, payment of Employee’s 2009 bonus in the gross amount of $80,730, and payment for 288 hours of earned but unused vacation.

2.            Pursuant to and in accordance with Section 11.f(ii) of the Amended and Restated Joseph F. Conners Employment Agreement, restated as of March 17, 2009 (“the Employment Agreement”) and Employer’s obligations thereunder:

(a)
following the Separation Date Employee will receive payments, ratably over a two-year period in accordance with Employer’s regular payroll schedule, in the total gross amount of $723,060, less normal payroll tax withholdings, which total amount represents the non-insurance severance benefit to Employee under Section 11f.(ii) of the Employment Agreement; and

(b)
for a twenty-four month period following the Separation Date, Employer will continue to provide medical, dental and life insurance coverage to Employee in accordance with Section 11.f(ii) of the Employment Agreement.

Payments under this Section 2 will begin with the first payroll following the Separation Date, and are subject and pursuant to the provisions of Sections 16 and 17 of this Agreement.

3.            In consideration of Employee’s agreements herein:

(a)
in return for Employee’s payment to Employer of the sum of $5,000, to be made within 30 days following the Separation Date, Employer will transfer to Employee title to the Employer-owned automobile assigned to him; and

(b)
Employer will make available to Employee outplacement assistance appropriate for an executive level employee, for a period of twelve (12) months, through a provider to be determined by Employer in Employer’s sole discretion.

Benefits under this Section 3 will begin no later than thirty (30) days following the Separation Date, provided Employee returns this signed Agreement and the seven day revocation period set forth in paragraph 14 below expires without Employee revoking this Agreement.  This consideration is not compensation for past services rendered.

4.            Employee agrees to keep this Agreement and its terms and conditions confidential, and agrees not to disclose or discuss the fact of or the contents, terms, or conditions of this Agreement except to his respective attorneys, accountants, advisers and members of his immediate family.

5.            Employee agrees to cooperate with and to respond promptly to Employer’s reasonable requests for information relating to Employer’s job duties with Employee.

6.            Employee agrees to refrain from disclosing to anyone any proprietary or confidential information of Employer, including without limitation that confidential information defined in any policy or agreement signed by him about or relating to Employer, its past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective past and present employees, clients, visitors, and business operations.  Employee agrees that his post-employment-termination obligations  and restrictions arising under the Employment Agreement, are and will remain in full force and effect after the Separation Date.  For the avoidance of doubt, Employer and Employee specifically agree that, in consideration of Employer’s undertakings herein, and for other good and valuable consideration, the sufficiency of which Employee acknowledges, Employee agrees that (i) his obligations under Section 10c. of the Employment Agreement continue in effect; and (ii) during the period ending one year after the Separation Date, Employee shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, or mortgage company (any of which, a “Financial Institution”) which Financial Institution offers ,products or services competing with those offered by Employer from any office within thirty (30) miles from the main office or any branch of the bank and shall not interfere with the relationship of Employer and any of its employees, agent, or representatives. If there is a breach or threatened breach of Employee’s agreements in this paragraph, the parties agree that there is no adequate remedy at law for such breach, and that Employer shall be entitled to injunctive relief restraining Employee from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

7.            Employee shall return to Employer any and all property of Employer, including but not limited to any of Employer’s electronic equipment, letters, memoranda, records, reports, notes, notebooks, books of account, data, drawings, prints, plans, specifications, formulae and correspondence or copies of the same (including any electronically stored copies), information or property in his possession or control about or relating to Employer, its past aid present parents, subsidiaries, divisions and related and affiliated organizations, and their respective past and present employees, clients, visitors, and business operations.

8.            Employee hereby releases and forever discharges Employer and its past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective officers, shareholders, directors, attorneys, agents, servants and employees and their successors, heirs and assigns from all causes of action, claims, debts, accounts, controversies, sums of money, contracts, promises, agreements, judgments, demands, and liabilities of any kind or nature whatsoever in law, in equity, or otherwise, whether known or unknown, whether asserted or unasserted, including without limitation any and all claims for employment discrimination, wrongful discharge, compensation, benefits, bonuses, incentives, expenses, options, wages, severance pay, vacation pay, fringe benefits, or other monies or accountings, including punitive damages, liquidated damages, exemplary damages, or compensatory damages, physical, mental, or emotional distress, pain and suffering, back pay, front pay, costs, and attorneys’ fees, and any other legal or equitable relief, and further including without limitation any and all rights and claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, the Pennsylvania Human Relations Act, or claims relating to Employee’s employment or separation from employment with Employer, or any other cause, reason, matter, or thing whatsoever, arising up until the date of Employee’s execution of this Agreement, except that this release does not extend to claims for worker’s compensation benefits, amounts owed under this Agreement, claims for vested employee benefits under the Employee Retirement Income Security Act, claims relating to the validity or enforcement of this Agent, or other non-waivable claims.  By entering into this Agreement, Employer does not admit that it is liable to Employee for anything on account of any reason whatsoever, except as set forth in this Agreement.

9.            Employer and Employee agree that, to the full extent permissible by law, the terms of this Agreement shall be interpreted under and consistent with the laws of the Commonwealth of Pennsylvania and federal law and that to the full extent provided by law the federal and/or state courts within the Commonwealth of Pennsylvania shall have jurisdiction over any claims arising out of this Agreement.

10.          Employee agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Employer or any of its affiliates, subsidiaries, agents, officers, directors or employees.  Employer agrees that, subject to any obligation it, or the individuals who hold the titles and offices set forth below in this Section 10, may have under applicable law, members of the Company’s Board of Directors as of the date this Agreement is executed, the Company’s proxy officers as of the date this Agreement is executed, and the individuals holding the positions of Vice President/Director of Human Resources, Vice President/Learning Center Department Manager, Senior Vice President/Director of Risk Management, Senior Vice President/Information Services Department, and Senior Vice President/Director of Marketing as of the date this Agreement is executed, will not make or cause to be made any statements that disparage, are inimical to or damage the reputation of Employee.

11.          If any court of competent jurisdiction shall hold invalid any part of this Agreement, then the court making such determination shall have the right to modify this Agent and in its reduced form this Agreement shall be enforceable to the fullest extent permitted by law.  If any provision or part of a provision of this Agreement is held to be invalid or unenforceable, such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.  This paragraph shall be interpreted to give the fullest possible effect to Employee’s release of claims.

12.          This document states the whole agreement between the parties as to its terms and supersedes all prior or contemporaneous agreements, offers, representations, negotiations or discussions with respect to such subject matters.  Any changes to this Agreement must be in writing and initialed or signed by both parties. Employee understands and acknowledges that in deciding whether to sign this Agreement, he is not relying on any promises, statements or representations, oral or written, other than those that are set forth expressly in this Agreement.

13.          Employee agrees that he will not file, or permit to be filed in his name or on his behalf, any lawsuit in court against any of the persons or entities released in this Agreement, based upon any act or event which occurred on or before his execution of this Agreement. Employee further agrees that, although he has the right to file a charge with the Equal Employment Opportunity Commission, should he file such a charge, or should any charge, lawsuit, complaint or other claim be filed in his name or on his behalf with the Equal Employment Opportunity Commission or with any other administrative agency or organization, or in any other forum, against any of the persons or entities released herein, based upon any act or event which occurred on or before the effective date of this Agreement, he will not seek or accept any personal relief based upon such charge, lawsuit, complaint or other claim, including but not limited to an award of monetary damages or reinstatement to his employment with Employer.

14.          Employee hereby represents and acknowledges to Employer that (a) Employer has advised Employee in writing to consult with an attorney of his choosing and he has had the opportunity to so before signing this Agreements; (b) Employee has the right to consider whether to sign this Agreement for up to 21 days after his receipt of it, although he need not take the entire 21-day period to consider whether to sign it, and Employee hereby waives any right he may have to the extension of this 21-day period by reason of any revisions which may have been made to this Agreement after discussion between Employee and/or Employee’s legal counsel and Employer and/or Employer’s legal counsel, regardless of the materiality of those revisions; (c) Employee has seven (7) days after signing this Agreement in which to revoke it by delivering a written notice of such revocation to Beneficial Mutual Savings Bank, addressed to: Cecile Colonna, Human Resources Department Manager, Beneficial Mutual Savings Bank, 530 Walnut Street, Philadelphia, PA 19106; phone -- 215-864-6094; fax 215-864-1759; e-mail –  ccolonna@thebeneficial.com; and (d) the consideration provided Employee under this Agreement is sufficient to support the releases provided by him under this Agreement and is greater than Employee would be entitled to receive if he did not sign this Agreement.  Employee understands that Employer regards the representations made by him as material and that Employer is relying on these representations in entering into this Agreement. Employee acknowledges and agrees that the Employer’s obligation to make payments or provide the benefits its under this Agreement will not commence until the period for revocation has passed and this Agreement becomes irrevocable by Employee.

15.          Employee is entitled to receive payments and distributions from all benefit plans (each referred to as a “Plan”) in which he participated in accordance with the terms of each Plan.  Provided, however, to the extent that Employee is a “Specified Employee”, as defined in Section 16 below, no payments or distributions shall be made to Employee from the following Plans prior to the 1st day of the 7th month following the Separation Date; Beneficial Transition Credit Retirement Plan for Designated Employees, Salary Continuation Plan, Cash-Based Deferral Plan (EDCP) and Stock-Based Deferral Plan.  Employer agrees to indemnify and hold harmless Employee for any tax, penalty or costs resulting from Employer’s failure to make such payments and distributions to Employee in accordance with the terms of this Agreement

16.          Notwithstanding anything in the Agreement to the contrary, to the extent payments do not meet the short-term deferral exception of Section 409A of the Internal Revenue Code and, in the event Employee is a “Specified Employee” (as defined herein), no payment shall be made to Employee under this Agreement prior to the first day of the seventh month following the Separation Date in excess of the “permitted amount” under Section 409A of the Code.  For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Employee’s annualized compensation based upon the annual rate of pay for services provided to the Employer for the calendar year preceding the year in which the Separation Date occurs, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the Separation Date occurs.  Any payments up to the permitted amount may be made beginning on the 30th day following the Separation Date.  Any payment in excess of the permitted amount shall be made to Employee beginning on the first day of the seventh month following the Separation Date.  “Specified Employee” shall be interpreted to comply with Section 409A of the Internal Revenue Code and shall mean a key employee within the meaning of Section 416(i) of the Internal Revenue Code (without regard to Section 5 thereof), but an individual shall be a “Specified Employee” only if the Employer is a publicly-traded institution or a subsidiary of a publicly traded institution.

17.          For purposes of section 409A of the Internal Revenue Code, all payments made under this Agreement on or before March 15, 2011 are regarded as and shall be treated as short-term deferral payments, all payments made after March 15, 2011 up to the permitted amount are being made upon a “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under section 409A of the Internal Revenue Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable on the 1st day of the 7th month following the Separation Date.  In no event shall the Employee, directly or indirectly, designate the calendar year of payment.  The Company, Bank and Employee all agree to report all amounts paid to Employee hereunder for federal and state tax purposes as having been made in accordance with this Section 17.

18.          Employee shall be indemnified by the Company and Bank as to any liability, cost or expense for which the Employee would have been indemnified during employment or thereafter, in accordance with Section 13 of the Employment Agreement, the Company’s or Bank’s certificate of incorporation, by-laws, or charter or any insurance coverage in force for employees, executives or officers of the Company or bank and for actions taken on behalf of the Company or Bank within the scope of the Employee’s employment by the Company and Bank or within the scope of Employee’s duties as an officer of the Company and Bank.  It is expressly understood and agreed that Section 13 of the Employment Agreement shall survive Employee’s separation of employment.

19.          In the event of Employee’s death prior to Employee’s receipt of all payments and benefits provided for in Sections 2 and 15 of this Agreement, such payments and benefits shall be paid and/or distributed to Employee’s heirs and personal representative.

20.          This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

21.          Employee acknowledges that, under federal securities law, Employer is obligated to disclose the material terms of this Agreement and a copy of the Agreement in a filing on Form 8-K or as otherwise advised by counsel.

Employee declares that he has completely read, fully understands and voluntarily accepts the terms of this Agreement after complete consideration of all facts and legal claims.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the last date indicated below.

/s/ Joseph F. Conners		Dated: 4-2-10
Joseph F. Conners

Beneficial Mutual Bancorp., Inc. and Beneficial Mutual Savings Bank

By:	/s/ Gerard P. Cuddy	Dated:	April 2, 2010
Gerard P. Cuddy
Title:	President and Chief Executive Officer

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